Exhibit 99.1

Ruth’s Hospitality Group, Inc. Reports First Quarter 2012 Financial Results

Ninth consecutive quarter of traffic growth drives revenues up 3.4%

Successful repurchase and retirement of preferred shares reduces diluted shares outstanding

WINTER PARK, Fla.--(BUSINESS WIRE)--April 27, 2012--Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its first quarter ended March 25, 2012.

For the first quarter of fiscal year 2012, the Company reported net income of $6.1 million. Due to the previously announced retirement of the Company’s preferred shares in March, the net income applicable to preferred and common shareholders was reduced by $35.8 million to a loss of $30.3 million or $0.89 loss per diluted share. The reduction reflects the excess of redemption value over the carrying value of preferred shares redeemed during the quarter. In the first quarter of 2011, the Company reported net income applicable to preferred and common shareholders of $6.2 million, or $0.14 per diluted share.

Highlights for the first quarter of 2012 compared to the first quarter of 2011 were as follows:

Total revenues in the first quarter rose 3.4% to $101.0 million compared to $97.7 million in the prior year.

  Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 3.7%.
  Company-owned comparable restaurant sales for Mitchell’s Fish Market were flat.

Total operating costs in the first quarter increased by 4.3% or $3.8 million, compared to the first quarter of 2011.

  Food and beverage costs, as a percentage of restaurant sales, increased 130 basis points in the first quarter to 32.0% driven by unfavorable beef costs.
  Restaurant operating expenses, as a percentage of restaurant sales, decreased 40 basis points in the first quarter to 48.8% as increased sales leverage offset higher health insurance costs.
  Marketing and advertising costs, as a percentage of total revenues, decreased 130 basis points to 1.7% in the first quarter due to a decrease in TV production costs and a shift in the timing of advertising campaigns.
  General and administrative expenses increased $1.0 million to $6.9 million in the first quarter due to increases in legal fees and personnel costs. The increased legal fees pertained to the amendment to our senior credit facility, the redemption of our preferred stock, and on-going litigation.

During the quarter the Company completed two significant financial transactions:

  In February of 2012, the Company successfully amended its senior credit facility, which among other items, extends the agreement until 2017 and results in increased financial flexibility and lower borrowing costs. In conjunction with the refinancing, the Company recorded a one-time pre-tax expense of $0.9 million related to legal fees and the write-off of financing costs previously deferred.
  In March of 2012, the Company repurchased and retired all of its Series A 10% Redeemable Convertible Preferred Stock for $60 million. The purchase was funded using borrowings from the Company’s amended senior credit facility. After the repurchase and retirement of the preferred stock, the Company’s fully diluted common share base decreased by approximately 8.6 million shares and the 10% annual dividend on the preferred stock, which amounted to $2.5 million in fiscal year 2011, was eliminated.

Management believes that non-GAAP earnings per diluted share, which excludes non-recurring and non-operating items from both periods provides a useful alternative measure of financial performance. Non-GAAP earnings per diluted share during the first quarter of 2012 increased 14% to $0.15 compared to non-GAAP diluted earnings per share of $0.13 for the prior year’s first quarter. Non-GAAP earnings per share excludes the impacts of the repurchase of the Company’s preferred stock, the associated debt refinancing expenses in the most recent quarter and a one-time restructuring benefit and the benefit associated with discontinued operations recorded a year-ago. See the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “We continue to be pleased with the overall strength of our business, in particular the ongoing momentum of the Ruth’s Chris brand. Same store sales at Ruth’s grew for the eighth consecutive quarter, while traffic grew for the ninth straight period. This growth helped offset higher beef costs and was a key driver of our year-over-year non-GAAP diluted earnings per share growth. During the quarter, we also significantly improved our capital structure with the refinancing of our credit facility and the repurchase and retirement of our preferred stock. We believe the two transactions reflect the tangible progress our entire team has made since the issuance of the preferred shares two years ago and positions the Company for improved earnings and cash flow, while the flexibility to invest in our business and create long-term value for our shareholders.”

At the end of the first quarter of 2012, the Company had $77 million in debt outstanding under its senior credit facility, an increase of $55 million from $22 million at the end of the fourth quarter of 2011.

Management expects to grow the number of Company-owned and franchise-owned restaurants. A new Ruth's Chris Steak House located at Harrah's casino in Cherokee, NC is targeted to be opened in May 2012 under a management agreement between the Company and the Eastern Band of Cherokee Indians. A Company-owned Ruth’s Chris Steak House is also scheduled to be opened in Cincinnati, Ohio in November 2012. Additionally a second franchise-owned restaurant located in Dubai was opened in April 2012. Management anticipates that an additional two to four franchise-owned restaurants will open in 2012.

Review of First Quarter 2012 Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $101.0 million in the first quarter of 2012 compared to $97.7 million in the same quarter last year.

Company-owned restaurant sales increased 3.3% to $97.3 million for the first quarter of 2012 from $94.2 million in the same quarter last year. Total operating weeks for all brands during the first quarter were flat year-over-year at 1,105, excluding restaurants that closed later in fiscal 2011.

Ruth’s Chris Steak House Sales

  63 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the first quarter of 2012 compared to 64 at the end of the prior year first quarter.
  Total operating weeks for the quarter were flat year-over-year at 819 and exclude discontinued operations in Santa Barbara, CA.
  Average weekly sales for Ruth’s Chris Steak House were $94.8 thousand in the first quarter of 2012 compared to $91.0 thousand in the first quarter of 2011.
  For the first quarter of 2012, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 3.7%, which consisted of an entrée increase of 2.2% along with an average check increase of 1.5%.

Mitchell’s Fish Market Sales

  19 Company-owned Mitchell’s Fish Market restaurants were open at the end of the first quarter of 2012 compared to 20 at the end of the prior year first quarter.
  Total operating weeks for the quarter were flat year-over-year at 247, and exclude discontinued operations in Glenview, IL.
  Average weekly sales at Mitchell’s Fish Market were flat year over year at $70.2 thousand in the first quarter.
  Comparable restaurant sales at Mitchell’s Fish Market were also flat due to an entrée increase of 0.1% and an average check decrease of 0.1%.

Franchise Income

  68 franchise-owned Ruth’s Chris Steak House restaurants were open at the end of the first quarter of 2012 compared to 67 at the end of the prior first year quarter.
  Franchise income increased 13.1% to $3.5 million in the first quarter of 2012 from $3.1 million in the prior year first quarter, partially driven by the opening of two new locations in 2011: Grand Rapids, MI and Asheville, NC.
  Comparable franchise-owned restaurant sales increased 7.6% in the first quarter of 2012, which consisted of an entrée increase of 4.7% and an average check increase of 2.9%. The increase was driven by a 9.8% increase in international comparable franchise-owned restaurant sales.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is revising its full year 2012 outlook:

  Cost of goods sold of 31.5% to 32.5% of restaurant sales
  Restaurant operating expenses of 51.0% to 52.0% of restaurant sales
  Marketing and advertising of 3.0% to 3.5% of total revenues
  General and administrative expenses of $25 million to $26 million
  Effective tax rate of 28% to 32%
  Capital expenditures of $10 to $12 million
  Basic shares outstanding of 34.0 million to 34.5 million
  Fully-diluted shares outstanding of 35.0 million to 36.0 million

Conference Call

The Company will host a conference call to discuss first quarter 2012 financial results today at 8:30 AM Eastern Daylight Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Arne Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-741-4253 or for international callers by dialing 719-325-4858. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 1341275. The replay will be available until May 4, 2012. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Winter Park, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s outlook on earnings, cash flow and operational flexibility. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include the risk factors identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2011 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof.

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss) - Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended
	March 25,	March 27,
	2012	2011

Revenues:
Restaurant sales	$97,287	$94,164
Franchise income	3,455	3,056
Other operating income	292	500
Total revenues	101,034	97,720

Costs and expenses:
Food and beverage costs	31,127	28,885
Restaurant operating expenses	47,494	46,339
Marketing and advertising	1,740	2,929
General and administrative costs	6,886	5,877
Depreciation and amortization expenses	3,707	3,711
Pre-opening costs	77	1
Restructuring benefit	-	(502)
Total costs and expenses	91,031	87,240

Operating income	10,003	10,480

Other income (expense):
Interest expense, net	(481)	(831)
Debt issuance costs written-off	(807)	-
Other	(12)	(200)

Income from continuing operations before income tax expense	8,703	9,449
Income tax expense	2,591	2,845

Income from continuing operations	6,112	6,604
Loss (income) from discontinued operations, net of income tax benefit (expense)	17	(327)

Net income	$6,095	$6,931

Preferred stock dividends	514	623
Accretion of preferred stock redemption value	73	88

Excess of redemption value over carrying value of preferred shares redeemed	35,776	-
Net income (loss) applicable to preferred and common shareholders	$(30,268)	$6,220
Basic earnings (loss) per common share:
Continuing operations	$(0.89)	$0.14
Discontinued operations	-	0.01
Basic earnings (loss) per share	$(0.89)	$0.15

Diluted earnings (loss) per common share:
Continuing operations	$(0.89)	$0.14
Discontinued operations	-	-
Diluted earnings (loss) per share	$(0.89)	$0.14

Shares used in computing net income (loss) per common share:
Basic	34,170,628	34,000,032
Diluted	34,170,628	43,084,686

RUTH'S HOSPITALITY GROUP, INC
Selected Balance Sheet Data
(dollar amounts in thousands)

	March 25,	December 25,
	2012	2011
Cash and cash equivalents	$3,054	$3,925
Total assets	232,729	240,220
Long-term debt	77,000	22,000
Total shareholders' equity	69,812	99,640

Non-GAAP Measure

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-cash items and income (loss) on discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with accounting principles generally accepted in the United States, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as alternatives to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measure
(Unaudited - amounts in dollars, except share data)

	13 Weeks Ended
	March 25,	March 27,
	2012	2011
GAAP net income (loss) applicable to preferred and common shareholders	$(30,268)	$6,220
Net of tax impact of excluding certain non-recurring items - see Note	648	(354)
Net of tax impact of excluding income on discontinued operations	17	(327)
Net of tax impact of excluding excess of redemption value over carrying value of preferred shares redeemed	35,776	-
Non-GAAP net income applicable to preferred and common shareholders	$6,173	$5,539

Non-GAAP diluted earnings per share	$0.15	$0.13

Shares:
Weighted average number of common shares outstanding - basic	34,170,628	34,000,032
Dilutive shares	847,780	463,964
Dilutive convertible preferred stock	7,104,964	8,620,690
Weighted-average number of common shares outstanding - diluted	42,123,372	43,084,686

Note - excludes 2012 after tax impacts of debt issuance costs written-off and legal fees related to the amendment to the senior credit facility and the preferred stock redemption. Excludes 2011 after tax impact of restructuring benefit.

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